Exhibit 3.2

Business Number C2733 - 2002 Filed in the Office of Filing Number 20265881937 Secretary of State State Of Nevada Filed On 7/6/2026 2:57:00 PM Number of Pages 4

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INSTRUCTIONS: 1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID). 2. Indicate the current number of author iz ed shares and par value , if any, and each class or series before the change . 3. Indicate the number of authorized shares and par value , if any of each class or series after the change. 4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series . 5. Indicate provisions, if any , regarding fractional shares that are affected by the change. 6. NRS required statement. 7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on wh ich the certificate is filed. 8. Must be signed by an Officer. Form will be returned if unsigned . Name of entity as on file with the Nevada Secretary of State: 1. Entity Information: • •• J j NOCERA, INC . Entity or Nevada Business Identification Number (NVID) : I NV20021220727 I The current number of authorized shares and the par value , if any , of each class or series , if any , of shares before the change : 200,000 , 00 shares of Common Stock , par value $0.001 per share. 10,000,000 shares of Preferred Stock, par value $0.001 per share. 2 . Current Authorized Shares: The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: 200 , 000,000 shares of Common Stock , par value $0.001 per share . 10 , 000 , 000 shares of Preferred Stock , par value $0 . 001 per share . 3 . Authorized Shares After Change: The number of shares of each affected class or series , if any , to be issued after the change in exchange for each is sued share of the same class or series : 4. Issuance: The provisions , if any, for the issuance of fract i onal shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fract i on of a share and the percentage of outstanding shares affected thereby : No fractional shares of Common Stock will be issued . 5. Provisions: The required approval of the stockholders has been obtained. .... ......... , , ................ j 6. Provisions: ................. ..... Date : 07/06/2026 Time: 4:30 PM EST ···· - , .... (must not be later than 90 days after the certificate is filed) 7. Effective date and time: (Optional) X And1'. Jin CEO 07/02/2026 Signature of Officer Title Date 8. Signature: (Required) I � 30 p . m . 0 1 - 00 - 2 026 - 1:=u To : NEVADA SOS Page : 4 of 6 2026 - 07 - 06 21:58:15 GMT From : alexander englar, FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov Certificate of Change Pursuant to NRS 78.209 TYPE OR PRINT - USE DARK INK ONLY • DO NOT HIGHLIGHT This form must be accompanied by appropriate fees. If necessary, additional pages may be attached to this form . P age 1 of 1 Revised : 8/1/2023

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CERTIFICATE OF CHANGE

PURSUANT TO NRS 78.209

NOCERA, INC.

July 6, 2026

The undersigned officer of Nocera, Inc., a Nevada corporation (the "Corporation"), hereby certifies as follows:

1. Current Authorized Shares. The total authorized capital stock of the Corporation consists of 210,000,000 shares: 200,000,000 shares of Common Stock, par value $0.001 per share; 8,000,000 shares of undesignated Preferred Stock, par value $0.001 per share; and 2,000,000 shares of Series A Prefe1Ted Stock, par value $0.001 per share. Only the Common Stock is affected by this Certificate of Change.

2. Authorized Shares After the Change. The number of authorized shares of Common Stm.:k after the change is 200,000,000 shares, par value $0.00 l per share. No change: is made to the authorized shares or par value of any class or series of Preferred Stock.

3. Exchange Ratio. Each thirty (30) issued and outstanding shares of Common Stock shall be: combined into one ( l) issued and outstanding share of Common Stock.

4. Fractional Shares. No fractional shares of Common Stock will be issued. In lieu thereof, each stockholder who would otherwise be entitled to a fractional share will receive a cash payment equal to such fractional interest multiplied by the closing sale price of the Common Stock on the Nasdaq Capital Market on the last trading day before the effective date. Less than one percent {l %) of the outstanding shares will be affected by such fractional share treatment.

5. Stockholder Approval. The required approval of the stockholders has been obtained. At the annual meeting of stockholders held on January 12, 2026, stockholders approved Proposal No. 4 authorizing the Board of Directors to effect a reverse stock split at a ratio of not less than l -for- 5 and not greater than 1-for-100. On June 25, 2026, the Board of Directors selected the ratio of 1-for-30.

6. Effective Date. This Certificate of Change shall become effective at 4:30 p.m. Eastern Time on July 6, 2026.

[Signature page to follow]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Change as of the date set forth below.

NOCERA, INC.

By: /s/ Andy Jin

Name: Andy Jin

Title: Chief Executive Officer

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